Press Release
FOR IMMEDIATE RELEASE

Contact: Howard H. Nolan
Senior Executive Vice President
Chief Financial Officer
                 (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.
REPORTS SECOND QUARTER 2009 RESULTS
Strong Growth in Loans and Core Deposits

Bridgehampton, NY –  July  21, 2009) Bridge Bancorp, Inc. (NASDAQ: BDGE), the parent company of The Bridgehampton National Bank, today announced net income and earnings per share for the second quarter of 2009; highlights for the quarter include:

•	Net income of $2.0 million or $.33 per share, including an expense of $.4 million or $.04 per share for a FDIC Special Assessment.

•	Returns on average assets and equity, excluding the impact of the special assessment of 1.12% and 16.56%, respectively.

•	Net interest income of $8.9 million compared to $7.3 million in 2008 with a net interest margin of 4.78%.

•	Annualized loan growth of 12%, with loans totaling $447 million, at June 30, 2009.

•	Deposits of $700 million, an increase of 13% compared to June 30, 2008 levels.

•	The opening of a 15th branch, in Shirley, NY.

•	The addition of the Company’s shares to the Russell 3000® stock market index.

•	The announcement of a Dividend Reinvestment Plan and declared quarterly dividend of $.23 per share.

 “These results, despite the additional cost associated with the FDIC special assessment, continue to reflect our strong underlying performance. The industry and economy, both nationally and locally, face continuing challenges, impacting our customers and markets. Our improving margins, stemming from loan and deposit growth, offset additional loan loss provisions and escalating regulatory costs,” commented Kevin M. O’Connor, the President and CEO of Bridge Bancorp, Inc.

“On a broader note, this quarter, we saw an increase in the volume of shares traded, partly attributable to our addition to the Russell 3000® and 2000® stock market indexes. The Russell indexes are widely followed broad market indexes representing the 3000 largest U.S. stocks, in terms of market capitalizations, and are reconstituted annually adding and deleting certain companies. This year’s revision occurred on June 26th and Bridge Bancorp’s addition demonstrates the increasing market value of our Company and may generate additional investor interest,” continued Mr. O’Connor.

Net Earnings and Returns
Net income for the quarter ended June 30, 2009 was $2.0 million or $.33 per share, compared to $2.2 million or $.37 per share, for the same period in 2008. The results this quarter include a charge of $375 thousand or $.04 per share related to the FDIC special assessment imposed on all banks. Net income, excluding this cost, would have been $.37 per share, consistent with last year, as the positive effects of higher earning assets and net interest margins, combined with gains on sales of securities, offset increased credit and operating costs.  Net income was unchanged at $4.2 million or $.69 per share for the six months ended June 30, 2009 and 2008.

Net interest income growth during the quarter resulted from a 22% increase in average earning assets coupled with an improvement in the net interest margin to 4.78%, from last year’s 4.76%.  This earning asset increase reflects loan growth and increases in securities holdings funded principally by core deposits. The $1.4 million provision for loan losses increased significantly over the $325 thousand recorded in the same period last year, reflecting the current economic challenges and a cautious future outlook. Non interest income increased as securities gains, recognized as part of an initiative to minimize certain interest rate exposures, offset lower transactional fees and declining title fee revenue. As previously noted, operating expenses were higher due to the FDIC special assessment, coupled with an additional $237 thousand increase in recurring FDIC insurance premiums.

“The favorable trends in net interest income continued as deposits expanded, and we judiciously increased our loan portfolio, providing credit to local businesses and consumers. Our strong margin, along with the management of our securities portfolio partially offset declining fee income, the FDIC special assessment and prudent additions to our loan loss reserves,” commented Mr. O’Connor.

Balance Sheet and Asset Quality
Total assets of $793.2 million at June 30, 2009, represent a 12% increase over the prior June level of $710.2 million. Net loan growth was approximately $45.1 million, and securities increased by $54.4 million. Loans, underwritten to conservative standards, are all within our identified geographic footprint and retained on our balance sheet.

Despite the overall weak economy, asset quality measures remain relatively strong with non accrual assets of $2.3 million, an increase from the $0.8 million reported at June 2008, but lower than the $3.1 million reported in the prior quarter. The provision for loan losses of $1.4 million, net of charge-offs of $.9 million, increased the allowance for loan losses to $5.0 million. This represents a ratio of allowance to total loans of 1.12% at June 30, 2009 compared to .83%, at June 30, 2008. “We continually assess our loan quality, including non-performing assets and overall reserve levels. This quarter, mindful of the potential impact of the slowing economy and the lengthy foreclosure process, we sold a large non-performing asset. We believe this timely disposition was the most effective resolution, and our strategy remains to prudently assess each situation and seek an appropriate course of action for every potential problem asset. We continue to build reserves, anticipating the negative impact the economy may have, even on sound consumers and companies,” commented Mr. O’Connor.

Deposits ended the quarter at $699.7 million, a 13% increase over June 30, 2008, as the expanded branch network coupled with a more directed sales effort increased core deposit growth. This deposit growth funded the expansion of interest earning assets and the low cost of the funds contributed to the robust margin. Average demand deposits for the second quarter of 2009 were $196.5 million, an increase of $13.3 million over the first quarter 2009 average of $183.2 million.

Stockholders’ equity continues to grow, totaling $59.0 million at June 30, 2009, reflecting earnings growth, and a positive market valuation on our investment securities. The Bank and holding company remain well-capitalized with capital ratios substantially above regulatory minimums. “While progress has been made on stabilizing the financial industry, signs of stress are still evident and many institutions have reduced or eliminated dividends and curtailed growth initiatives. It remains a source of institutional pride that we have maintained our dividend, and been able to expand our branch network, making credit available to qualified businesses and consumers in our communities during this challenging period,” commented Mr. O’Connor.

Opportunities & Challenges
“We are entering the third year of financial turmoil, and while financial markets have rebounded and favorable economic signs are evident, significant economic weaknesses still exist, including troubling levels of unemployment. In addition, state and local governments continue to struggle with budget shortfalls and the myriad of government and industry initiatives have not solved the foreclosure crisis and negative homeowner equity,” noted Mr. O’Connor.

“We avoided speculative lending, which destroyed many financial service companies, and instead prudently managed our exposures to interest rates and funding by relying on core community based deposits. We eschewed brokered deposits and other forms of high rate funding which fueled the need, of others, to seek high rate / higher risk loans. This however, does not totally insulate our organization from the economic fallout. The national unemployment rate is expected to eclipse 10%, while New York State’s is almost 9% and Suffolk County’s is at 7.5%. These unemployed individuals live, work and or vacation in our communities and their job losses will likely have an impact.

“As we assess future strategies, we must understand these interrelationships and react accordingly. We continually review our loan portfolio for early warning signs of potential stress, engaging customers in discussion of business trends and forecasts. Additionally, we have updated our models for assessing potential losses and continue to build our reserves. We are also closely monitoring our costs to ensure we are delivering our expected superior level of customer service efficiently, by leveraging employees and technology. However, we still believe opportunities exist to strengthen our organization and we will make investments, where appropriate, to grow and expand our Company. The success of this strategy is evidenced by the early results for our Shirley branch, which opened in April 2009 and currently has almost $10 million in deposits and a growing loan pipeline.

“Strategic initiatives and practical applications of sound business principles have served this Company well for nearly 100 years. Our management team’s focus has been, and will remain, to manage risks in all forms, identify opportunities and make prudent investments for our future, while delivering strong financial results. This plan should continue to deliver value to our customers and ultimately shareholders,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.
Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $800 million, and a primary market area of the North and South Forks of Eastern Long Island, extending westward into Suffolk County, operates 15 retail branch locations, including our newest branch in Shirley, New York. Through this network and electronic delivery channels, the Bank provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the subsidiary, Bridge Abstract and investments through Bridge Investment Services.

The Bridgehampton National Bank has a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, which involve risk and uncertainties, are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects, “ “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the Company’s consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to,   changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines, changes in real estate values and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Condition (unaudited)
(In thousands)

	June 30,	December 31,	June 30,
	2009	2008	2008
ASSETS
Cash and Cash Equivalents	$ 16,048	$ 28,885	$ 34,055
Investment in Debt and Equity Securities, net:
Securities Available for Sale, at Fair Value	263,482	314,495	248,355
Securities Held to Maturity	43,623	43,444	4,385

Loans	446,562	429,683	399,781
Less: Allowance for Loan Losses	(5,023)	(3,953)	(3,324)
Loans, net	441,539	425,730	396,457
Premises and Equipment, net	19,608	18,377	18,427
Accrued Interest Receivable and Other Assets	8,909	8,128	8,550
Total Assets	$ 793,209	$ 839,059	$ 710,229

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand Deposits	$ 206,148	$ 181,213	$ 214,485
Savings, NOW and Money Market Deposits	341,855	344,860	325,313
Certificates of Deposit of $100,000 or more	84,965	78,165	44,861
Other Time Deposits	66,739	54,847	33,136
Total Deposits	699,707	659,085	617,795
Federal Funds Purchased and Repurchase Agreements	25,000	85,900	32,300
Federal Home Loan Bank advances	-	30,000	-
Other Liabilities and Accrued Expenses	9,549	7,935	8,059
Total Liabilities	734,256	782,920	658,154
Total Stockholders' Equity	58,953	56,139	52,075
Total Liabilities and Stockholders' Equity	$ 793,209	$ 839,059	$ 710,229

Selected Financial Data: Capital Ratios

Total Capital (to risk weighted assets)	11.6%	11.1%	11.7%
Tier 1 Capital (to risk weighted assets)	10.7%	10.3%	11.0%
Tier 1 Capital (to average assets)	6.9%	6.9%	7.7%

BRIDGE BANCORP, INC. AND SUBSIDIARY
Condensed Consolidated Statements of Income (unaudited)
(In thousands, except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2009	2008	2009	2008

Interest Income	$ 10,864	$ 9,558	$ 21,887	$ 18,752
Interest Expense	1,935	2,248	3,875	4,794
Net Interest Income	8,929	7,310	18,012	13,958
Provision for Loan Losses	1,400	325	2,300	525
Net Interest Income after Provision for Loan Losses	7,529	6,985	15,712	13,433
Other Non Interest Income	1,243	1,292	2,215	2,360
Title Fee Income	153	317	360	695
Net Securities Gains	529	-	529	-
Total Non Interest Income	1,925	1,609	3,104	3,055
Salaries and Benefits	3,488	3,081	7,100	6,139
FDIC Assessments	676	64	955	83
Other Non Interest Expense	2,286	2,138	4,484	4,050
Total Non Interest Expense	6,450	5,283	12,539	10,272
Income Before Income Taxes	3,004	3,311	6,277	6,216
Provision for Income Taxes	981	1,076	2,045	2,011
Net Income	$ 2,023	$ 2,235	$ 4,232	$ 4,205
Basic Earnings Per Share	$ 0.33	$ 0.37	$ 0.69	$ 0.69
Diluted Earnings Per Share	$ 0.33	$ 0.37	$ 0.69	$ 0.69

BRIDGE BANCORP, INC. AND SUBSIDIARY
Selected Financial Data

Return on Average Total Assets	0.99%	1.32%	1.05%	1.29%
Effect of FDIC Special Assessment	0.13%	-	0.07%	-
Return on Average Total Assets excl. FDIC Special Assessment	1.12%	1.32%	1.12%	1.29%
Return on Average Stockholders' Equity	14.72%	17.13%	15.41%	15.89%
Effect of FDIC Special Assessment	1.84%	-	0.92%	-
Return on Average Stockholders' Equity excl. FDIC Special Assessment	16.56%	17.13%	16.33%	15.89%
Net Interest Margin	4.78%	4.76%	4.89%	4.72%
Efficiency Ratio	57.87%	57.87%	57.76%	58.89%